GLOBAL RESOURCE ENERGY, INC.
848 N. Rainbow Blvd., #2167,
Las Vegas, NV   89107

January 26, 2012

Mr. James Brooks
Patedma Group Corp.,
DBA Kardings America
952 North Western Ave.,
Los Angeles, CA 90029

Re:           Dongguan City Cled Optoelectronic Co., Ltd.
Assignment of Distributor Agreement

Dear Mr. Brooks:

THIS ASSIGNMENT OF DISTRIBUTOR AGREEMENT (the “Assignment”) entered into this 26th day of January, 2012, by and between Patedma Group Corp.,DBA Kardings America whose address is 952 North Western Ave., Los Angeles, CA (the “Assignor”) and Global Resource Energy, Inc. whose address is 848 N. Rainbow Blvd., #2167, Las Vegas, NV 89107 (the “Assignee”);

IN CONSIDERATION of 1,000,000 restricted shares of the Common Stock of Assignee to be issued and delivered up the execution of this Agreement, the Assignor does hereby sell, assign, transfer and convey to the Assignee, its successors and assigns, all of the Assignor’s right, title and interest in and to the Distibutor Agreement appended hereto as Schedule A  (the “Agreement”):

2.           The Assignor further hereby covenants that it will, at any time, upon the request of the Assignee, execute and deliver to the Assignee any new or confirmatory instruments and to perform any other acts which the Assignee may reasonably request in order to fully assign and transfer to and vest in the Assignee, all of the Assignor’s right, title and interest in and to the Agreement.

3.           This Assignment shall include all of the Assignor’s rights to all income, royalties, and payments now or hereafter due and payable pursuant to the Agreement and the operations undertaken by the Assignee under the Agreement, as fully and entirely as the same would have been held and enjoyed by the Assignor if this sale and assignment had not been made.

4.           The Assignor acknowledges and agrees to obtain the consent of Dongguan City Cled Optoelectronic Co., Ltd. pursuant to the Distributor Agreement.

5.           The Assignee agrees to abide by all of the terms and conditions of the Agreement and shall not breech any of the terms of the Agreement.

INTENTIONALLY LEFT BLANK

DATED this 26TH day of January, 2012

GLOBAL RESOURCE ENERGY, INC.
(Assignee)

Per:

Name:
Title:
I have authority to bind the Company.

Patedma Group Corp.,
DBA Kardings America
(Assignor)

Per:

Name:
Title:
I have authority to bind the Company.

Distributorship Agreement

Dongguan City Cled Optoelectronic Co., Ltd
2F, No.1 Building, Science and Technology Industrial Park Court, Songshan Lake, Dongguan City, Guangdong Province, China
(The Supplier)

-and between-

Patedma Group Corp., DBA Kardings America
952 North Western Ave, Los Angeles, California 90029
(The Distributor)

This Agreement is made and entered into on (1st Nov, 2011 by and between Dongguan City Cled Optoelectronic Co., Ltd, a company duly organized and existing under and by virtue of the laws of the People's Republic of China, with its principal place of business at 2F, No.1 Building, Science and Technology Industrial Park Court, Songshan Lake, Dongguan City, Guangdong Province, China (hereinafter referred to as Supplier), and Patedma Group Corp, DBA Kardings America, a company duly organized and existing under and by virtue of the laws of The State of California, with its principal place of business at 952 North Western Ave, Los Angeles, California 90029. (Hereinafter referred to as **Kardings**)

Supplier and **Kardings** agree as follows:

Article 1. Appointment

During the effective period of this Agreement, Supplier hereby grants to **Kardings** the right to sell Products in Territory and **Kardings** accepts and assumes such appointment for the sale and distribution of Production in Territory.

Article 2. Privity

Kardings shall under no circumstances be considered to be the agent or legal representative of Supplier and shall have no right or authority to contract in the name of, or to create a liability against the Supplier.

Article 3. Products

The products covered under this Agreement shall expressly be confined to LED Street Lights, Solar LED Street Lights, LED Tunnel Lights, LED Flood Lights, LED High Bay Lights, LED High Mask Lights, LED Garden Light, LED Wall Washing Lights, Light Sourcing and all Indoor

Distributorship Agreement

Lighting sold and exported by Supplier with their trademark **"CLED"** (Hereinafter referred to as Products).

Article 4. Territory

All U.S. states East of the Mississippi River but including the states of California, Oregon, Washington and Arizona and anywhere in Canada (Hereinafter referred to as Territory).

Kardings shall have the right to market and sell with exclusivity into the Territory and also has the rights to sell or export Products outside the Territory during the effective period of this Agreement. Should another distributor be assigned to markets outside **Kardings** Territory the supplier will provide no less than 3 months notice to **Kardings** and existing clients will be grandfathered and **Kardings** will be allowed to continue to service and sell to existing clients in perpetuity.

If supplier is contacted by any party inquiring about the purchase of products in the Territory, supplier shall refer such party to **Kardings** for handling.

Article 5. Projects registration

Kardings shall from time to time provide to the Supplier the names of the clients in the Territory with whom the **Kardings** is working. Supplier agrees that any clients introduced by **Kardings** would not be approached by Supplier or its agents without the written consent of **Kardings**.

Supplier shall provide engineering and sales support for **Kardings** including but not limited to telephone and email consultation, and lighting design by Supplier's lighting design team.

Article 6. Prices and warranty

Supplier shall provide **Kardings** with price lists as per Appendix "Price List". If Supplier adjusts the unit price (s) which were quoted by Supplier, Supplier shall give **Kardings** thirty (30) days prior notice. Supplier shall provide a warranty on Products. For the Outdoor LED control gear, five (5) years warranty, and for the LED luminaires, five (5) years warranty, from the date the item is shipped. For Indoor lighting products, the warranty is (2) years from the date of sale.

Article 7. Training and Technical Support

Supplier must prepare and offer training materials and manuals for **Kardings** to train sales and technical representatives.

Total 5 Pages 2

Distributorship Agreement

Article 8. Payment terms

Telegraphic Transfer. When **Kardings** places an order with Supplier, **Kardings** is required to pay 30% of the total purchase amount as deposit by TT. **Kardings** shall pay the remaining 70% of the purchase amount by TT upon receipt by **Kardings** of a faxed copy of the Bill of Lading evidencing that the goods being purchased are on board a vessel heading from China to **Los Angeles, California**.

Article 9. Individual Contract

Each individual contract under this Agreement shall be subject to this Agreement: the quantities, prices and shipments for Products shall be confirmed on each transaction.

Article 10. Information and Report

Both Supplier and **Kardings** shall from time to time and/or on the request of either party furnish each other with information and market reports to promote the sale of Products as much as possible. **Kardings** shall give Supplier such reports as inventory, market conditions and other activities of **Kardings**.

Article 11. Trade Marks

Kardings may use the trade mark of Supplier during the effective period of this Agreement in connection with the sale of Products. Any and all rights granted herein by Supplier to **Kardings** shall terminate upon termination of this Agreement, and **Kardings** shall henceforth cease to exercise any right or rights granted under this Agreement.

In case **Kardings** has found that Supplier's trademarks, patents, copyrights or other industrial property rights are infringed upon by any third party, **Kardings** should promptly inform Supplier of such infringement and assist Supplier in taking necessary steps to protect his rights effectively.

In case **Kardings** acts against the above mentioned, Supplier reserve the right to terminate this agreement.

Article 12. Duration

This Agreement shall be valid and remain in force commencing from the date appearing first above written upon the signing of both Supplier and **Kardings**, and this Agreement shall be terminated on 31st Oct , **2012**. **Kardings** shall have the sole option to renew this distributorship agreement for a further period of 12 months subject to the Supplier consenting to an extension. The Supplier's consent shall not be unreasonably or arbitrarily withheld or delayed.

Article 13. Cancellation or Termination

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Distributorship Agreement

(1) In case there is any breach of the provisions under this Agreement by either party during the effective period of this Agreement, the parties hereto shall first of all try to settle the matter in question as soon and amicable as possible to mutual satisfaction. Unless settlement is reached within thirty (30) days after the notification in writing of the other party, such other party shall have the right to cancel this Agreement and the loss and damage sustained thereby shall be indemnified by the party responsible for such breach.

(2) Further in the event of bankruptcy, insolvency, dissolution, modification, consolidation, receivership proceedings affecting the operation of business or discontinuation of business for any reason and/or reorganization by a third party, either of the parties hereto shall have the absolute right to terminate this Agreement forthwith.

Article 14. Force Majeure

Neither party shall be liable to the other for the failure or delay in the performance of any of his obligation under this Agreement when such failure or delay is due to fire, flood, strike, riots, wars, embargoes, governmental laws, orders or regulations, storms or other similar or different contingencies beyond the reasonable control of the respective parties. If, as a result of legislation or governmental action, any party or parties are precluded from receiving any benefit to which they are entitled hereunder, the parties shall review the provisions of this Agreement so as to try the best possible efforts to restore the party or parties to the same relative positions as previously obtained hereunder.

Article 15. Assignments

Neither party shall assign, transfer or otherwise dispose of this Agreement in whole or in part or any right hereunder to any person, firm or corporation without the prior written consent of the other party.

Article 16. Secrecy

All information made available under this Agreement shall be kept in strict confidence from any third party without prior consent in writing of the other party. The only exception, however, shall be the disclosures forced by the laws, orders or regulations of Governments or Organizations having the necessary authorities and such disclosures shall not be deemed to constitute a violation of this Article under this Agreement.

Article 17. Arbitration

All disputes arising out of the performance of, or relation to this Agreement, shall be settled amicably through negotiation. In case no settlement can be reached through negotiation, the case shall be finally settled by arbitration to be held in China International Economic and Trade Arbitration Commission, South China Sub-Commission in Shenzhen in accordance with the relative rules of the People's Republic of China. The award rendered by the arbitrator (s) shall be final and binding upon both parties.

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Distributorship Agreement

Article 18. Entire Agreement

This Agreement constitutes the entire and only agreement between the parties hereto and supersedes all previous negotiations, and agreements relating to the sale of Products and shall not be modified or changed in any manner except mutual consent in writing signed by a duly authorized representative of each of the parties hereto.

Supplier

Dongguan City Cled Optoelectronic Co., Ltd

Supplier's signature and company chop

Signed and on behalf of the president of Dongguan City Cled Optoelectronic Co.,Ltd. DeHua Cheng

Distributor

Patedma Group Corp. / Kardings America

Distributor's signature and company chop

Signed and on behalf of the President of Patedma Group Corp. , James D. Brooks

KARDINGS

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5